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As filed with the Securities and Exchange Commission on June 1, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FERRELLGAS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1698480 (I.R.S. Employer Identification No.)

7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Alan C. Heitmann
Senior Vice President and Chief Financial Officer
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

Copies to:
John Goodgame Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Telephone: (713) 220-8144

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement, as determined in light of market conditions and other factors.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Ferrellgas Partners, L.P.:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price Per Unit / Proposed Maximum Aggregate Offering Price / Amount of Registration Fee(1)

Common Units

(1)
An indeterminate initial offering price, principal amount or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the securities being registered hereunder. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Ferrellgas Partners, L.P.

Common Units

        WE WILL PROVIDE THE SPECIFIC TERMS OF ANY OFFERING IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

        This prospectus provides you with a general description of the common units we may offer from time to time. Each time we sell common units we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        We may offer the common units from time to time through public or private transactions, directly or through underwriters, agents or dealers and on or off the New York Stock Exchange, at prevailing market rates or at privately negotiated prices. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any options to purchase additional common units will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.

        The common units are traded on the New York Stock Exchange under the symbol "FGP." On May 29, 2015, the last reported sales price for the common units as reported on the NYSE Composite Transactions tape was $24.71 per common unit.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 2 of this prospectus and on page 11 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2014. See "Where You Can Find More Information" on page 51 of this prospectus.

The date of this prospectus is June 1, 2015.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, Ferrellgas Partners may sell the common units described in this prospectus from time to time and in one or more offerings.

        This prospectus provides you with a general description of our business and the common units we may offer. Each time we sell common units under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the common units, including the merits and risks involved.

        We make no representation to you that the common units are a legal investment for you. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common units. The delivery of this prospectus or any sale made hereunder does not imply that there has been no change in our affairs or that the information set forth or incorporated by reference herein is correct as of any date after the date of this prospectus. We are not making an offer to sell the common units in any jurisdiction except where an offer or sale is permitted.

        You should base your decision to invest in the common units solely on information contained or incorporated by reference in this prospectus. You should contact us with any questions about this offering or if you require additional information to verify the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 51.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We will not use this prospectus to offer and sell common units unless it is accompanied by a supplement that more fully describes the common units being offered and the terms of the offering.

ii

 ABOUT FERRELLGAS PARTNERS, L.P.

        We are a Delaware limited partnership focused on serving propane customers in all 50 states, the District of Columbia and Puerto Rico and providing midstream services to major energy companies in the United States. We have two reportable operating segments: (i) propane and related equipment sales and (ii) midstream operations.

        Our principal offices are located at 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661 1500. We maintain a website at www.ferrellgas.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. Except as expressly stated under "Incorporation of Documents by Reference," the information on or accessible through our website is not incorporated into or part of this prospectus.

RISK FACTORS

        You should consider carefully the risk factors discussed within the section entitled "Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 which is incorporated by reference in this prospectus, for a discussion of particular factors you should consider before determining whether an investment in the common units is appropriate for you. Investing in the common units is speculative and involves significant risk. Any of the risks described in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 could materially and adversely impair our business, financial condition and operating results. In such case, the trading price, if any, of the common units could decline or you could lose all or part of your investment.

 USE OF PROCEEDS

        Ferrellgas Partners expects to use the net proceeds from the sale of our common units for general business purposes, which, among other things, may include the following:

  •
  the repayment of outstanding indebtedness;

  •
  the redemption of any senior units or other securities (other than common units) previously issued;

  •
  working capital;

  •
  capital expenditures;

  •
  acquisitions, or

  •
  other general business purposes.

        The precise amount and timing of the application of the net proceeds will depend upon our funding requirements and the availability and cost of other funds. We may change the potential uses of the net proceeds in a prospectus supplement.

 DESCRIPTION OF COMMON UNITS

General

        Our common units represent limited partner interests in us and entitle the holders thereof to participate in distributions and exercise the rights and privileges available to our limited partners under our partnership agreement. Under that partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion, subject to particular exceptions.

Where Our Common Units are Traded

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "FGP." Any additional common units we issue will also be listed on the New York Stock Exchange.

Minimum Quarterly Distributions

        Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which we are party.

        Under limited circumstances, the minimum quarterly distribution may be adjusted. These adjustments can be made without the consent of our unitholders. The minimum quarterly distribution for the common units will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution for the common units will be adjusted proportionately downward to equal the product of:

  •
  the otherwise applicable distribution multiplied by;

  •
  a fraction of which:

  •
  the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

  •
  the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash distributions from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution for the common units would be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

        When the initial common unit price is fully recovered, then the minimum quarterly distribution for the common units will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly.

        Cash from interim capital transactions will generally result only from distributions that are funded from:

  •
  borrowings, refinancings and sales of debt securities that are not for working capital purposes;

  •
  sales of equity securities; and

  •
  sales or other dispositions of our assets not in the ordinary course of business.

As of the date of this prospectus, we have never made a distribution from interim capital transactions.

        The minimum quarterly distribution for the common units may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution for the common units would be reduced to an amount equal to the product of:

  •
  the applicable distribution level; multiplied by

  •
  a number which is equal to one minus the sum of:

  •
  the highest effective federal income tax rate to which we are subject as an entity; plus

  •
  any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

        For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution for the common units would be reduced to 62% of the amount immediately prior to that adjustment.

Incentive Distribution Rights

        The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

Quarterly Distributions

        Our partnership agreement requires us to distribute 100% of our "available cash" to our unitholders and our general partner within 45 days following the end of each fiscal quarter. Available cash consists generally of all of our cash receipts, less cash disbursements and adjustments for net changes to reserves.

        The discussion below indicates the percentages of distributions we must make to our limited partners and general partner. All distributions are made in cash. All of the cash we distribute to our partners is derived from the operations of Ferrellgas, L.P. (the "operating partnership"). Pursuant to our partnership agreement and prior to any distribution we make to our partners, the operating partnership makes a distribution to us, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to us and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in us, receives 2% of the aggregate distributions made each quarter by us and the operating partnership and our limited partners receive 98% of the aggregate distributions made each quarter by us and the operating partnership. With respect to the descriptions of our quarterly distributions below, we are describing only the quarterly distributions made by us to our limited partners and our general partner.

        Assuming that our general partner's general partner interest in us remains at 1%, we will generally distribute our available cash each fiscal quarter as follows:

  •
  first, 1% to our general partner and 99% to the holders of our common units until $0.50 has been distributed with respect to each common unit;

  •
  second, 1% to our general partner and 99% to the holders of our common units until an aggregate sum of $0.55 has been distributed with respect to each common unit;

  •
  third, 1% to our general partner, 85.8673% to the holders of our common units and 13.1327% to the holders of our incentive distribution rights until an aggregate sum of $0.63 has been distributed with respect to each common unit;

  •
  fourth, 1% to our general partner, 75.7653% to the holders of our common units and 23.2347% to the holders of our incentive distribution rights until an aggregate sum of $0.82 has been distributed with respect to each common unit; and

  •
  thereafter, 1% to our general partner, 50.5102% to the holders of our common units and 48.4898% to the holders of our incentive distribution rights until there has been distributed with respect to each common unit an amount equal to the excess of the declared quarterly distribution over $0.82.

As of the date of this prospectus, our general partner has a 1% general partner interest in us.

        For a more detailed description of our distribution policies and mechanisms, including how distributions are made when, among other things, an arrearage exists or if our general partner does not maintain its 1% general partner interest in us, see "Cash Distribution Policy."

Voting Rights

        Generally, each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our unitholders and, except as otherwise provided by law or our partnership agreement, the holders of our common units vote as one class. Holders of our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

        However, if at any time any person or group, other than our general partner or its affiliates, beneficially owns 20% or more of all of our then-outstanding common units, none of those common units will be voted on any matter and none will be considered to be outstanding:

  •
  when sending notices of a meeting of unitholders, unless otherwise required by law;

  •
  when calculating required votes;

  •
  when determining the presence of a quorum; or

for other similar purposes under our partnership agreement.

 CASH DISTRIBUTION POLICY

Requirement to Distribute Available Cash

        Within 45 days after the end of each fiscal quarter, we are required to distribute all of our "available cash" to our unitholders of record on the applicable record date.

Definition of Available Cash

        Available cash generally means, for any fiscal quarter, the sum of all cash received by us from all sources and any reductions in reserves, less all of our cash disbursements and any additions to reserves.

Establishment of Reserves

        Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution because increases and decreases in reserves are taken into account in computing available cash. Each fiscal quarter, our general partner may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves.

Cash Distributions

        Typically, our general partner and owners of common units and incentive distribution rights will receive distributions in cash.

Two Different Types of Distributions

        Distributions to our unitholders will be characterized either as distributions of "cash from operations" or as distributions of "cash from interim capital transactions." This distinction affects the distributions to our general partner and the holders of our common units, relative to the holders of our incentive distribution rights.

Cash from Operations

        Cash from operations generally means for any quarter the sum of:

  •
  our cash balance on the date of our initial public offering, July 5, 1994;

  •
  all cash generated by us since our initial public offering, but excluding cash generated from particular transactions; and

  •
  $25 million;

  •
  less the sum of:

  •
  all of our cash operating expenditures since our initial public offering;

  •
  all cash debt service payments made by us since our initial public offering, but excluding particular payments made with respect to specific transactions;

  •
  all of our cash capital expenditures since our initial public offering, including maintenance capital expenditures, but excluding particular capital expenditures made with respect to specific transactions; and

  •
  the amount of any cash reserves that our general partner deems necessary or advisable to provide funds for any of the foregoing and for distributions by us in any one or more of our next four fiscal quarters.

Cash from Interim Capital Transactions

        Cash from interim capital transactions will generally result only from distributions that are funded from:

  •
  borrowings, refinancings and sales of debt securities that are not for working capital purposes;

  •
  sales of equity securities; and

  •
  sales or other dispositions of our assets not in the ordinary course of business.

Rule for Characterizing Distributions

        All available cash distributed by us from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations since July 5, 1994, through the end of the fiscal quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and distributed accordingly until a hypothetical common unitholder holding one of our common units since our initial public offering on July 5, 1994, has recovered its initial purchase cost for that common unit. See "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Interim Capital Transactions." Upon this occurrence, the distinction between cash from operations and cash from interim capital transactions will cease, and all available cash thereafter will be treated as cash from operations.

General Procedures for Quarterly Distributions

        The following illustrates the implementation of the provisions described above. For each fiscal quarter, our general partner will use the following procedures to determine distributions to our limited partners and our general partner:

  •
  first, our general partner will determine the amount of cash receipts less cash disbursements during the quarter;

  •
  second, our general partner will establish the net change in the reserves that will be retained from or added to this cash; the unreserved and remaining balance of cash will be the amount of available cash to be distributed;

  •
  third, our general partner will determine whether the distribution will be characterized as cash from operations or cash from interim capital transactions;

  •
  fourth, our general partner will calculate how this available cash will be divided and distributed among our partners;

  •
  if the available cash is characterized as cash from operations, our general partner will apply the amount of available cash to the various percentage distribution levels described under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations;" or

  •
  if the available cash is characterized as cash from interim capital transactions, then distributions will be made according to the percentages described under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Interim Capital Transactions;"

    as a result of this process, our general partner will determine the amounts of cash to be distributed to our general partner and holders of our common units and holders of incentive distribution rights; and

  •
  fifth, our general partner will cause us to make the cash distributions to our general partner and the holders of our common units and our incentive distribution rights.

Minimum Quarterly Distribution

        Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which we or our operating partnership are parties. Under limited circumstances, the minimum quarterly distribution may be adjusted. See "—Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Incentive Distribution Rights

        The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

        See "—Distributions and Allocation—Ferrellgas Partners, L.P. Distributions and Allocations" for the percentages of cash distributions required to be made to our general partner and our common unitholders and the circumstances under which holders of our incentive distribution rights are entitled to cash distributions and the amounts thereof. See also "—Percentage Distributions of Available Cash from Operations" for the percentages applicable to our partners of our quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels.

Distributions and Allocations

Operating Partnership Distributions

        The discussion below indicates the percentages of distributions required to be made to our limited partners and general partner. All distributions are made in cash. All of the cash we distribute to our partners is derived from the operations of our operating partnership. Pursuant to its partnership agreement and prior to any distribution we make to our partners, our operating partnership makes a distribution to us, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to us and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in us, receives 2% of the aggregate distributions made each quarter by us and our operating partnership and our limited partners receive 98% of the aggregate distributions made each quarter by us and our operating partnership. With respect to the descriptions of our quarterly distributions below, we are describing only the quarterly distributions made by us to our partners.

Ferrellgas Partners, L.P. Distributions and Allocations

        The amount of distributions made to our general partner and the holders of our common units and incentive distribution rights for each fiscal quarter depends upon whether there was an arrearage during the arrearage period related to the common units held by Ferrell Companies, Inc. ("Ferrell

Companies"). At the end of the arrearage period, there was no cumulative arrearage on the common units held by Ferrell Companies.

        Distributions from Operations.    The following assumes that our general partner's general partner interest in us remains at 1%.

        For each fiscal quarter, we will distribute cash from operations as follows:

          (a)   first, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until there has been distributed with respect to each common unit then outstanding an amount equal to the minimum quarterly distribution (currently, $0.50);

          (b)   second, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the first target distribution level (currently, $0.55); over

      (ii)
      the minimum quarterly distribution;

          (c)   third, 1% to our general partner, 85.8673% to the holders of all of our common units, including the common units held by Ferrell Companies, and 13.1327% to the holders of our incentive distribution rights, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the second target distribution level (currently, $0.63); over

      (ii)
      the first target distribution level;

          (d)   fourth, 1% to our general partner, 75.7653% to the holders of all of our common units, including the common units held by Ferrell Companies, and 23.2347% to the holders of our incentive distribution rights, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the third target distribution level (currently, $0.82); over

      (ii)
      the second target distribution level;

          (e)   thereafter, 1% to our general partner, 50.5102% to the holders of all of our common units, including the common units held by Ferrell Companies, and 48.4898% to the holders of our incentive distribution rights.

See "—Percentage Distributions of Available Cash from Operations" for a percentage break-down of the quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels pursuant to this fourth scenario.

        Distributions from Interim Capital Transactions.    Any distribution by us of available cash that is deemed to be cash from interim capital transactions in any particular fiscal quarter will be distributed as follows:

  •
  first, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until a hypothetical holder of a common unit acquired on July 5, 1994, has received with respect to such common unit, during the period since July 5, 1994, through such date, distributions of available cash that are deemed to be cash from interim capital transactions in an aggregate amount equal to the initial purchase cost for such common unit; and

  •
  thereafter, all available cash shall be distributed as if it were cash from operations and distributed accordingly. See "—Distributions and Allocation—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        Allocations.    Other than in liquidation, our net income will generally be allocated to our general partner and the holders of all of our common units in accordance with their respective percentage interests after offsetting the effect of any prior allocations of net loss. Other than in liquidation, any net loss will generally be allocated as follows:

  •
  first, 1% to our general partner and 99% to the holders of all of our common units, until any net income allocated to our general partner and the holders of all of our common units has been offset by allocations of net loss;

  •
  second, 1% to our general partner and 99% to the holders of all of our common units, until the capital account in respect of each common unit has been reduced to zero; and

  •
  thereafter, 100% to our general partner.

Percentage Distributions of Available Cash from Operations

        The following table illustrates the percentage distributions of cash from operations among our general partner and the holders of all of our common units and our incentive distribution rights for the minimum quarterly distribution and the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests in available cash from operations we will distribute to our general partner, the holders of all of our common units and the holder of our incentive distribution rights, up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until the available cash we distribute, if any, reaches the next target distribution level. The percentage interests shown for our general partner, the holders of our common units and the holder of our incentive distribution rights for the minimum quarterly distribution are also applicable to any quarterly distribution amounts that are less than the minimum quarterly distribution.

Note that these percentage allocations assume that our general partner's general partner interest in us remains at 1%.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	General Partner	Holders of Incentive Distribution Rights
Minimum Quarterly Distribution	$0.50	99%	1%	—
First Target Distribution Level	up to $0.55	99%	1%	—
Second Target Distribution Level	up to $0.63	85.8673%	1%	13.1327%
Third Target Distribution Level	up to $0.82	75.7653%	1%	23.2347%
Thereafter	above $0.82	50.5102%	1%	48.4898%

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

        The minimum quarterly distribution and the three target distribution levels described above will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. See "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution and the three target distribution levels will be adjusted proportionately downward to equal the product of:

  •
  the otherwise applicable distribution multiplied by;

  •
  a fraction of which:

  •
  the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

  •
  the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution and the three target distribution levels would each be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

        When the initial common unit price is fully recovered, then each of the minimum quarterly distribution and the three target distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly. As of the filing date of this registration statement, we have never made a distribution from interim capital transactions.

        The minimum quarterly distribution and the three target distribution levels may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution and the three target distribution levels would be reduced to an amount equal to the product of:

  •
  the applicable distribution level; multiplied by

  •
  a number which is equal to one minus the sum of:

  •
  the highest effective federal income tax rate to which we are subject as an entity; plus

  •
  any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38% then each of the minimum quarterly distribution and the three target distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.

Distributions and Allocations in Liquidation

Distributions

        Upon our dissolution, unless we are reconstituted and continued, our general partner or an authorized liquidator will liquidate our assets and apply the proceeds of the liquidation as follows:

  •
  first, towards the payment of all our creditors and the creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balances in their respective capital accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

These distributions will be made by the end of our taxable year, or, if later, within ninety days after the date of liquidation.

        Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute undivided interests in our assets if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

        Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of any limited partners and any such return will be made solely from our assets. No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon our liquidation by the end of our taxable year during which our liquidation occurs, or, if later, within ninety days after our liquidation. Our partnership agreement provides that, to the maximum extent permitted by law, each of our partners has waived any right to partition of our property.

Allocations

        The following description assumes that our general partner's general partner interest in us remains at 1%.

        In liquidation, any gain will generally be allocated to our general partner and the owners of our common units as follows:

  •
  first, to each of our partners having a negative capital account until each partner has been allocated gain equal to that partner's negative balance in its capital account;

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  second, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit is equal to the sum of:

  •
  the unrecovered initial unit price of a common unit; plus

  •
  the minimum quarterly distribution for the quarter during which our liquidation occurs; reduced by any distributions in that quarter of cash from interim capital transactions.

  •
  thereafter, generally in accordance with section (1) under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        In liquidation, any loss will generally be allocated to our general partner and the owners of our common units as follows:

  •
  first, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit outstanding, without taking into account any arrearage that may make up a portion of some of the applicable capital accounts, has been reduced to zero; and

  •
  thereafter, 100% to our general partner.

Adjustments to Capital Accounts Upon the Issuance of Additional Partnership Securities.

        We will make adjustments to the capital accounts of our partners upon the issuance of additional partnership securities, including common units. In doing so, we will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders and our general partner in the same manner as we generally allocate gain or loss.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following information is a summary of the material provisions of our partnership agreement. This summary highlights only the more significant provisions of our partnership agreement and does not contain all of the information that may be important to you. Our partnership agreement is included as an exhibit to this document. The following discussion is qualified in its entirety by reference to our partnership agreement. We strongly suggest that you read our entire partnership agreement and refer to it while reading this summary because it, and not this summary, will govern the rights of holders of our common units.

Organization and Duration

        We were organized in July of 1994. Under the terms of our partnership agreement, unless liquidated or dissolved at an earlier time, we will dissolve on July 31, 2084. Our general partner is Ferrellgas, Inc. Ferrellgas, Inc. is also the general partner of our operating partnership, Ferrellgas, L.P. Ferrellgas, Inc. holds an aggregate 2% general partner interest in us and Ferrellgas, L.P. The holders of our common units hold an aggregate 98% limited partner interest in us and Ferrellgas, L.P. We are the sole limited partner of Ferrellgas, L.P.

Purpose

        Pursuant to our partnership agreement, our purpose is to serve as the limited partner of our operating partnership and to conduct or engage in any other business or activity that may be engaged in by our operating partnership and is approved by our general partner. All of our operations are conducted through our operating partnership and its partnership agreement provides that it may, directly or indirectly, engage in:

  •
  the business and activities as conducted by us immediately prior to our initial public offering; and

  •
  any other activity approved by our general partner that is permitted under the Delaware Revised Uniform Limited Partnership Act.

Power of Attorney

        Each person who becomes a limited partner, and each person who acquires a common unit from a common unitholder and executes and delivers a transfer application, grants to our general partner and, if a liquidator has been appointed, the liquidator, a power of attorney to, among other things:

  •
  execute and file documents required for our qualification, continuance or dissolution; and

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  amend, and to make consents and waivers under, our partnership agreement in accordance with the terms thereof.

Management and Operation of Our Business

        Except as described below, our general partner will conduct, direct and manage our activities. All management powers over our business and affairs are exclusively vested in our general partner. No limited partner or assignee has any management power over our business and affairs.

Restrictions on Authority of Our General Partner

        The authority of our general partner is limited in particular respects under our partnership agreement. Our general partner is generally prohibited, without the prior approval of the holders of record of at least a majority of our common units, other than those common units owned by our general partner or its affiliates, from, among other things, selling, exchanging or otherwise disposing of, or approving on our behalf the selling, exchanging or otherwise disposing of, all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination.

        However, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without this approval. We may also sell all or substantially all of our assets pursuant to a foreclosure or other realization resulting from such encumbrances without any approval.

        Except as provided in our partnership agreement and as generally described under "—Amendment of Our Partnership Agreement," any amendment to a provision of our operating partnership's partnership agreement will generally require the approval of the holders of at least two-thirds of our outstanding common units if such amendment would have a material adverse effect on us as a partner of our operating partnership or would elect or cause us to elect a successor general partner of our operating partnership.

        Unless approved by at least two-thirds of our outstanding common units, excluding for purposes of this determination common units owned by our general partner or its affiliates, our general partner may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, would be to cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. This voting percentage will not apply to amendments to our partnership agreement or mergers or consolidations of us with any person. See "—Amendment of Our Partnership Agreement" and "—Merger, Sale or Disposition Of Assets."

Capital Contributions

        Common unitholders are not obligated to make additional capital contributions, except as described under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business, within the meaning of the Delaware Revised Uniform Limited Partnership Act, and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, a limited partner's liability under the Delaware Revised Uniform Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner's common units plus its share of any of our undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by our limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve particular amendments to our partnership agreement; or

  •
  to take other action pursuant to our partnership agreement,

constituted participation in the control of our business for the purposes of the Delaware Revised Uniform Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of the State of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Revised Uniform Limited Partnership Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner.

        Under the Delaware Revised Uniform Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Revised Uniform Limited Partnership Act provides that the fair value of property subject to a liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Revised Uniform Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Uniform Limited Partnership Act shall be liable to the limited partnership for the amount of that distribution for three years from the date of the distribution. Under the Delaware Revised Uniform Limited Partnership Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

        We are organized under the laws of Delaware and our operating partnership and other subsidiaries currently conduct business in a number of states. Maintenance of our limited liability as a limited partner of our operating partnership may require us to comply with legal requirements in the jurisdictions in which our operating partnership conducts its business, including qualifying our operating partnership and any other subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership may vary or have not been clearly established in many of the jurisdictions where our operating partnership and any other subsidiaries operate. If it were determined that:

  •
  we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state without complying with the applicable limited partnership, limited liability company or corporate statute; or

  •
  participation in the control of our business for the purposes of the statutes of any relevant jurisdiction exists because of the right or the exercise of the right by our limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve particular amendments to our partnership agreement; or

  •
  to take other action pursuant to our partnership agreement,

then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner deems reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Partnership Interests

        Other than as described below, our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled.

        Our general partner's general partner interest is represented by general partner units. It may, at any time, make a capital contribution to us so that it will have a capital account equal to 1.0% of the sum of the capital accounts of all partners. In addition, upon our issuance of any common units, our general partner, in its sole discretion, may simultaneously purchase, or may purchase at any time thereafter as specified below, a number of general partner units only to the extent necessary such that after taking into account the additional common units issued and the general partner units to be issued to the general partner, the general partner will have a general partner interest of no more than 1.0%.

        Our general partner also has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase limited partner interests from us whenever, and on the same terms that, we issue limited partner interests to persons other than our general partner or its affiliates, to the extent necessary to maintain their percentage interest with respect to their limited partner interests equal to that which existed immediately prior to the issuance of such limited partner interests. The holders of our common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must generally seek approval of the holders of a majority of our common units. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to any other class of outstanding units, the approval of at least a majority of the outstanding units of the class so affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner, without its consent;

  •
  enlarge the obligations of our general partner, without its consent, which may be given or withheld in its sole discretion;

  •
  restrict in any way any action by, or rights of our general partner, as set forth in our partnership agreement;

  •
  modify the amounts distributable, reimbursable or otherwise payable by us or our operating partnership to our general partner;

  •
  change the term of the partnership;

  •
  change the provision that we are dissolved upon an election to dissolve by our general partner that is approved by the holders of a majority of our outstanding common units; or

  •
  give any person the right to dissolve us other than our general partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 95% of the outstanding common units voting as a single class.

No Unitholder Approval Required

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that, in the sole discretion of our general partner, is necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of our general partner to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  a change that:

  •
  in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;

  •
  is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Revised Uniform Limited Partnership Act) or that is necessary or desirable to facilitate the trading of the common units (including the division of our outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the partnership units are or will be listed for trading, compliance with, any of which our general partner determines in its sole discretion to be in our best interest and that of our limited partners;

  •
  is necessary or desirable to implement tax-related provisions of our partnership agreement; or

  •
  is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

  •
  a change in our fiscal year or taxable year and any changes that, in the sole discretion of our general partner, are necessary or appropriate as a result of a change in our fiscal year or taxable year including, without limitation, if our general partner shall so determine, a change in the definition of "quarter" and the dates on which we make distributions;

  •
  an amendment that is necessary to prevent us or our general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  •
  subject to the terms of our partnership agreement, an amendment that, in the sole discretion of our general partner, is necessary or desirable in connection with the authorization for issuance of any class or series of partnership securities pursuant to our partnership agreement;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

  •
  an amendment that, in the sole discretion of our general partner, is necessary or desirable to reflect, account for and deal with appropriately our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

  •
  any amendment to the definition of "Arrearage Period" set forth in our partnership agreement that results in the extension of the "Arrearage Period;" or

  •
  any other amendments substantially similar to the foregoing.

Opinion of Counsel

        No amendments to our partnership agreement will become effective without the approval of at least 95% of the outstanding common units unless we obtain an opinion from our counsel to the effect that the amendment:

  •
  will not cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

  •
  will not affect the limited liability under applicable law of any of our limited partners or our limited liability as a limited partner of our operating partnership.

However, we will not be required to obtain such an opinion if an amendment as described under "—No Unitholder Approval Required" should occur.

Merger, Sale or Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the outstanding common units, from causing us to, among other things:

  •
  merge or consolidate with another entity;

  •
  sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions; or

  •
  approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership,

unless the merger agreement contains any provision which, if contained in an amendment to our partnership agreement, the provisions of our partnership agreement or the Delaware Revised Uniform Limited Partnership Act would require the vote or consent of a greater percentage of our outstanding common units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

        However, in the case of a merger or consolidation in which the surviving entity is a corporation or other entity intended to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, if in the opinion of our general partner it is necessary to effect, in contemplation of such merger or consolidation, an amendment that would otherwise require a vote pursuant to our partnership agreement solely because we will be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, no such vote will be required unless such amendment by its terms will be applicable to us in the event the merger or consolidation is abandoned or unless such amendment will be applicable to us during a period in excess of ten days prior to the merger or consolidation.

        Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure of or other realization upon those encumbrances without such approval.

        Our common unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of:

  •
  a merger;

  •
  a consolidation;

  •
  a sale of substantially all of our assets; or

  •
  any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until we dissolve on July 31, 2084, unless sooner terminated under our partnership agreement. We also will dissolve upon:

  •
  our general partner's election to dissolve us, if approved by a majority of our outstanding common units;

  •
  the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

  •
  the sale of all or substantially all of our and our operating partnership's assets and properties, taken as a whole; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or by reason of a withdrawal or removal of the general partner following approval and admission of a successor.

        Upon a dissolution pursuant to the last bullet-point above, the holders of a majority of the outstanding common units may also elect, within a specified time thereafter, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as a general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion from our counsel to the effect that:

  •
  the action will not result in the loss of limited liability of any limited partner; and

  •
  neither us, the reconstituted limited partnership, nor our operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as set forth under "Our Distribution Policy—Distributions and Allocations in Liquidation—Distributions." The liquidator may defer liquidation of our assets, except those necessary to satisfy creditors, for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale would be impractical or would cause undue loss to our partners.

        Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of the limited partners, or any portion thereof. Any such return will be made solely from our assets.

        No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon liquidation of its interest in us by the end of our taxable year in which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Withdrawal or Removal of Our General Partner

Withdrawal

        Our general partner may voluntarily withdraw as our general partner by giving 90 days written notice, which notice may be without first obtaining approval of any common unitholder and without any requirement as to one person and its affiliates owning a specified percentage of outstanding common units. The withdrawal of our general partner will also constitute the withdrawal of our general partner as the general partner of our operating partnership.

        Upon the withdrawal of our general partner under any circumstance, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of our then outstanding common units, excluding common units owned by our general partner or its affiliates, may select a successor to that withdrawing general partner. If, prior to the effective date of our general partner's withdrawal, a successor is not elected or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our then outstanding common units agree in writing to continue our business and appoint a successor general partner as described in "—Termination and Dissolution."

        In addition, our partnership agreement permits our general partner, in particular limited instances, to sell all of its general partner interest in us and permits the parent corporation of our general partner to sell all or any portion of its capital stock to a third party without the approval of our common unitholders. See "—Transfer of General Partner Interest."

Removal

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding common units, including those common units owned by our general partner or its affiliates. Any removal of our general partner is also subject to the approval of a successor general partner by the same vote and our receipt of an opinion of counsel regarding limited liability and tax matters.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner in us and in our operating partnership for a cash payment equal to the fair market value of that interest. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for the same amount. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the agreement of the departing general partner and the successor general partner. If no expert can be agreed upon, an expert chosen by agreement of each of the selected experts will determine the fair market value. In addition, we would also be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the departing general partner for our benefit.

        If the option described above is not exercised by either the departing general partner or the successor general partner, as applicable, the departing general partner's general partnership interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        If a successor general partner is elected as described above and the options described above relating to the purchase and sale of the general partner interests are not exercised by the party entitled to do so, the successor general partner will, at the effective date of its admission as the general partner, contribute to our capital cash in an amount such that its capital account, after giving effect to such contribution and any adjustments made to the capital accounts of all partners pursuant to particular provisions of our partnership agreement, will be equal to that percentage of the capital accounts of all partners that is equal to its general partner interest.

Transfer of General Partner Interest

        Except for a transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of the general partner; or

  •
  another entity as part of the merger, consolidation or other combination of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person without the approval of the transfer and the admission of the transferee as our new general partner by the holders of a majority of our then outstanding common units, excluding common units held by our general partner or its affiliates.

        In addition, no transfer by our general partner of all or any part of its general partner interest to another person will be permitted unless:

  •
  the transferee agrees to assume the rights and duties of our general partner under our partnership agreement and the partnership agreement of our operating partnership and to be bound by the provisions of this agreement and the operating partnership agreement;

  •
  we receive an opinion of counsel that the transfer would not result in the loss of limited liability of any limited partner or of any limited partner of the operating partnership or cause us or the operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

  •
  the transferee agrees to purchase all, or the appropriate portion thereof, if applicable, of the general partner's general partner interest in our operating partnership.

        At any time, the owner of our general partner may sell or transfer its ownership interest in our general partner without the approval of our common unitholders.

Limited Call Right

        If at any time not more than 20% of the aggregate number of the issued and outstanding units of a particular class are held by persons other than our general partner or its affiliates, our general partner will have the right, which it may assign and transfer to any of its affiliates or to us, to purchase all, but not less than all, of the units of a particular class held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days prior notice. The purchase price will be the greater of:

  •
  the current market price for the units to be purchased as of the date three days prior to the mailing, or delivery to the transfer agent for mailing, of written notice of the election to purchase those units; or

  •
  the highest cash price paid by our general partner or any of its affiliates for any such units purchased within the 90 days preceding the date of mailing, or delivery to the transfer agent for mailing, of the notice of the election to purchase such units.

        As used above, current market price as of any date means for any class of units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per unit of such class for the twenty consecutive trading days immediately prior to such date. As a result of our general partner's right to purchase outstanding units, a holder of units may have that holder's units purchased even though that holder may not desire to sell them and/or may have that holder's units purchased at an undesirable time or price.

Splits and Combinations

        Our general partner may make a pro rata distribution of common units or other partnership securities to all record holders or may effect a subdivision or combination of common units or other partnership securities; provided, that after any such distribution, subdivision or combination, each partner must have the same percentage interest in us as before such distribution, subdivision or combination.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of the aggregate number of our common units, common unitholders or assignees who are record holders of common units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as otherwise provided in our partnership agreement, the common units will vote together as a single class.

        Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of our limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units or other partnership interests, as the case may be, as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Prompt notice of the taking of action without a meeting will be given by us to any limited partners who did not consent in writing.

        Meetings of our limited partners holding common units may be called by our general partner or by limited partners owning at least 20% of our outstanding common units. Our limited partners may vote either in person or by proxy at meetings. A quorum will consist of two-thirds of the outstanding common units, or a majority if that is the vote required to take action at the meeting in question, represented in person or by proxy, excluding outstanding common units owned by our general partner or its affiliates if those common units are to be excluded from the vote.

        At any meeting of our limited partners holding common units duly called and held in accordance with our partnership agreement at which a quorum is present, the act of our limited partners holding outstanding common units that in the aggregate represent a majority of the outstanding common units entitled to vote and be present in person or by proxy at the meeting shall be deemed to constitute the act of all limited partners, unless a greater or different percentage is required with respect to such action under the provisions of our partnership agreement, in which case the act of the limited partners holding outstanding common units that in the aggregate represent at least that greater or different percentage will be required. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum; provided, however, that any actions taken, other than adjournment, must still be approved by the required number of outstanding common units specified in our partnership agreement.

        Each record holder of a common unit has a vote according to that holder's percentage interest in us, although our general partner could issue additional limited partner interests having special voting rights. See "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of common units, that person or group will lose voting rights on all of its common units and those common units will generally not be considered to be outstanding:

  •
  when sending notices of a meeting of limited partners, unless otherwise required by law;

  •
  when calculating required votes;

  •
  when determining the presence of a quorum; and

  •
  for other similar purposes under our partnership agreement.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under the terms of our partnership agreement will be deemed given when delivered to the record holder or when sent by first class mail by us or by the transfer agent.

Status as Limited Partner or Assignee

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote common units owned by an assignee that has not become a substituted limited partner at the written direction of such assignee. See "—Meetings; Voting."

        Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See "—Transfer of Common Units." The only right such transferees will have is the right to negotiate their common units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner with respect to the transferred common units to a purchaser or other transferee who executes a transfer application with respect to those common units.

        A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive the distributions and reports pertaining to those common units.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, provide for the cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any of our limited partners or assignees, our general partner may require each limited partner or assignee to furnish information about its nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for this information, or if our general partner determines after receipt of this information that the limited partner or assignee is not an eligible citizen, we may redeem the partnership interests held by the limited partner or assignee at the current market price of such limited partner interest and the limited partner or assignee may be treated by us as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner as described under "—Status as Limited Partner or Assignee," a non-citizen assignee does not have the right to direct the voting of its common units and may not receive distributions in kind upon our liquidation.

        As used above, current market price as of any date means for any common units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per such common unit for the 20 consecutive trading days immediately prior to such date. As a result of our general partner's right to redeem common units in particular circumstances, a holder of common units may have its common units purchased from him even though he may not desire to sell them and/or he may have its common units purchased at an undesirable time or price.

Indemnification

        Under our partnership agreement and in most circumstances, we will indemnify and hold harmless, to the fullest extent permitted by law any person or entity by reason of their status as:

  •
  our general partner;

  •
  a departing general partner;

  •
  a person who is or was an affiliate of our general partner or a departing general partner;

  •
  a person who is or was an officer, director, employee, partner, agent or trustee of our general partner, a departing general partner or an affiliate of our general partner or a departing general partner; or

  •
  a person who is or was serving at the request of our general partner or a departing general partner or an affiliate of our general partner or a departing general partner as an officer, director, employee, partner, agent, or trustee of another person, from and against any of the following in which they may be involved, or threatened to be involved, as a party or otherwise arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

  •
  losses, claims, damages and liabilities, whether joint or several;

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  expenses, including, without limitation, legal fees and expenses; and

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  judgments, fines, penalties, interest, settlements and other amounts.

Any indemnification of these persons or entities will only be made out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate this indemnification.

        Our operating partnership has, to the extent commercially reasonable, purchased and currently maintains, or reimburses our general partner or its affiliates for the cost of, insurance on behalf of our general partner and those other persons or entities as our general partner has determined, including some of those persons named above. That insurance is for any liability that may be asserted against or expenses that may be incurred by those persons in connection with our activities or in connection with the activities of those persons in their professional capacity and that are related to us, regardless of whether we would have the power to indemnify those persons against such liability and expenses under our partnership agreement.

        In addition, none of the persons described above will be liable for monetary damages to us, our limited partners, their assignees or any other persons who have acquired partnership interests in us, for losses sustained or liabilities incurred as a result of any act or omission if such person acted in good faith. Also, our general partner will not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith to exercise any of the powers granted to our general partner or to perform any of the duties imposed upon it by our partnership agreement.

        Our general partner also provides similar indemnification rights and benefits for its officers and directors Furthermore, the directors of our general partner are not personally liable to our general partner or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to our general partner or its stockholder;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

  •
  for any transaction from which the director derived an improper personal benefit.

Conflicts of Interest and Fiduciary Responsibilities

        Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our partnership agreement expressly permits our general partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and us or our unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of our unitholders. In effect, these and other provisions limit our general partner's fiduciary duties to us and our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

        The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its stockholder. At the same time, our general partner has fiduciary duties to manage us in a manner beneficial to us and our unitholders. The duties of our general partner to us and our unitholders, therefore, may conflict with the duties of the directors and officers of our general partner to its stockholder.

        Matters in which, and reasons that such, conflicts of interest may arise include the following:

  •
  decisions of our general partner with respect to the amount and timing of our cash expenditures, borrowings, acquisitions, issuances of additional securities and changes in reserves in any quarter may affect the amount of incentive distributions we are obligated to pay our general partner;

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  borrowings do not constitute a breach of any duty owed by our general partner to our unitholders even if these borrowings have the purpose or effect of directly or indirectly enabling us to make distributions to the holder of our incentive distribution rights, currently our general partner;

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  we do not have any employees and rely solely on employees of our general partner and its affiliates;

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  under the terms of our partnership agreement, we must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us;

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  our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or causing us to enter into additional contractual arrangements with any of such entities;

  •
  neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arms-length negotiations;

  •
  whenever possible, our general partner limits our liability under contractual arrangements to all or a portion of our assets, with the other party thereto having no recourse against our general partner or its assets;

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  our partnership agreement permits our general partner to make these limitations even if we could have obtained more favorable terms if our general partner had not limited its liability;

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  any agreements between us and our general partner or its affiliates will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or such affiliates in favor of us; therefore, our general partner will be primarily responsible for enforcing those obligations;

  •
  our general partner may exercise its right to call for and purchase common units as provided in our partnership agreement or assign that right to one of its affiliates or to us;

  •
  our partnership agreement provides that it will not constitute a breach of our general partner's fiduciary duties to us for its affiliates to engage in activities of the type conducted by us, other than retail propane sales to end users in the continental United States in the manner engaged in by our general partner immediately prior to our initial public offering, even if these activities are in direct competition with us; in addition, our general partner and its affiliates have no obligation to present business opportunities to us; and

  •
  our general partner selects the attorneys, accountants and others who perform services for us. These persons may also perform services for our general partner and its affiliates. Our general partner is authorized to retain separate counsel for us or our unitholders, depending on the nature of the conflict that arises.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any partner, on the other, our general partner will resolve that conflict. The audit committee of our general partner will, at the request of our general partner, review the conflicts of interest. Our general partner will not be in breach of its obligations under our partnership agreement or in breach of its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if it is:

  •
  approved by the audit committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In resolving a conflict, our general partner and, if applicable, the audit committee, may, unless the resolution is specifically provided for in our partnership agreement, consider the following factors in determining if the resolution is fair and reasonable to us:

  •
  the relative interests of the parties involved in the conflict or affected by the action, including their own, although our general partner, including the audit committee, are not required to consider the interests of any person other than us;

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  any customary or accepted industry practices or historical dealings with a particular person or entity;

  •
  generally accepted accounting practices or principles;

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  all similar or related transactions; and

  •
  any other factors, in their sole discretion, considered relevant, reasonable or appropriate under the circumstances.

        Unless our general partner has acted in bad faith, the resolution and action taken by our general partner will not constitute a breach of:

  •
  its fiduciary duty;

  •
  our partnership agreement; or

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  any standard of care or duty imposed under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation.

        Our general partner may itself, or may enter into an agreement with any of its affiliates to, render services to us or to itself in the discharge of its duties as our general partner. These services must be on terms that are fair and reasonable to us under the factors described above.

        Our partnership agreement also contains provisions that provide for the mandatory waiver or consent from our limited partners regarding particular conduct by our general partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by our general partner of any duty stated or implied by law or equity. For example, our partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only those interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any of our limited partners. Other provisions of our partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held. The latitude given in our partnership agreement to our general partner in resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty.

        In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith. Our general partner may also exercise any of its powers and perform any of its duties either directly or by or through its agents, and it will not be responsible for any misconduct or negligence on the part of any such agent if appointed in good faith.

        Pursuant to our partnership agreement, any standard of care and duty imposed by our partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other applicable law, rule or regulation is to be modified, waived or limited as required to permit our general partner to act under our partnership agreement and to permit it to make any decision pursuant to its authority under our partnership agreement so long as that action is reasonably believed by our general partner to be in, or not inconsistent with, our best interests.

        James E. Ferrell is the Chairman of our general partner's Board of Directors. Mr. Ferrell also owns several companies with whom we conduct our ordinary business operations. Mr. Ferrell's ownership of these entities may conflict with his duties as an officer and director of our general partner. Matters in which such conflicts of interest may arise include:

  •
  our issuance of common units; and

  •
  our relationship and conduct of business with any of Mr. Ferrell's companies.

        Ferrell Companies, the owner of our general partner, may however dispose of the capital stock of our general partner without the consent of our unitholders. If the capital stock of our general partner is transferred to a third party, but no transfer is made of its general partner interest in us, our general partner will remain bound by our partnership agreements. If, through share ownership or otherwise, persons not now affiliated with our general partner were to acquire its general partner interest in us or effective control of our general partner, our management and resolutions of conflicts of interest, such as those described above, could change substantially.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal office. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For these purposes:

  •
  our financial reporting corresponds to our fiscal year that ends July 31 and begins August 1; and

  •
  our tax reporting corresponds to the calendar year.

        Our partnership agreement requires our general partner to mail to each record holder of a common unit, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Other than for our fourth quarter, our partnership agreement also requires our general partner to mail to each record holder of a common unit a report containing our unaudited financial statements within 90 days after the close of each fiscal quarter.

        Our general partner will use all reasonable efforts to furnish each record holder of a common unit with information reasonably required for federal and state income tax reporting purposes within 90 days after the close of the calendar year. Our general partner's ability to furnish this information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information.

Right of Limited Partners Relating to the Partnership

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from our limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Pursuant to our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any of our common units or other partnership securities proposed to be sold by our general partner or its affiliates, including any person that was an affiliate of our general partner as of April 6, 2001, but is no longer an affiliate, if an exemption from the registration requirements is not otherwise available.

        We are not required to effect more than three registrations and if our general partner or, at the time of request, an affiliate of our general partner is requesting registration, then our audit committee may postpone the requested registration for up to six months if it determines in good faith that such postponement would be in our best interests due to a pending transaction, investigation or other event.

        We are generally obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. We may indemnify the holder of the securities to be registered against particular liabilities if underwriters are engaged in the transaction.

        These registration rights of our current general partner and its affiliates will continue after it ceases to be a partner for a period of two years subsequent to the effective date of it no longer being a partner and for so long thereafter as is required for the our current general partner or its affiliates to sell all of their common units or other partnership securities with respect to which they have requested during such two year period that a registration statement be filed; provided, however, that we will not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period.

Transfer of Common Units

        Any transfers of a common unit will not be recorded by our transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of such common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to comply with and be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, capacity, power and authority to enter into our partnership agreement;

  •
  is deemed to have granted powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement and described under "—Power of Attorney"; and

  •
  is deemed to have given the consents and approvals and to have made the waivers contained in our partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the admission of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive particular federal income tax information or reports furnished to record holders of our common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to effect the transfer of the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See "—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and our transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        No limited partner will have any right to withdraw from us. However, when a transferee of a limited partner's common units becomes a record holder, the transferring limited partner will cease to be a limited partner with respect to those common units transferred.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"), existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Ferrellgas Partners, L.P. and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinions of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy and representations made by us to them for this purpose. However this section does not address all federal income tax matters that affect us or our unitholders. This discussion focuses on unitholders who are individual citizens or residents of the United States, who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property held for investment). This discussion has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as taxpayers subject to the alternative minimum tax, tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our common units and potential changes in applicable law.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective holders. We are relying on opinions and advice of Akin Gump Strauss Hauer & Feld LLP with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market of our common units and the price at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by the unitholders and our general partner because the costs will reduce our cash available for distributions. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for federal income tax purposes and therefore, will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders is required to take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability, regardless of whether cash distributions are made to such unitholder.

        Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains from the processing, refining, transportation and marketing of crude oil, industrial source carbon dioxide, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of "qualifying income" include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that more than 90% of our income has been, and will be, within one or more categories of income that are "qualifying income," however, this estimate can change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, based upon factual representations made by us and our general partner, Akin Gump Strauss Hauer & Feld LLP is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partners upon which Akin Gump Strauss Hauer & Feld LLP has relied in rendering its opinion include, without limitation:

  •
  we do not elect to be treated as a corporation;

  •
  for each taxable year, more than 90% of our gross income has been and will be income of a character that Akin Gump Strauss Hauer & Feld LLP has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

  •
  each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly-formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax free to a unitholder so long as that unitholder does not have liabilities allocated to that unitholder in excess of the tax basis in that unitholder's common units. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder of our common units would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital to the extent of the tax basis in that unitholder's common units or taxable capital gain (after the tax basis in that unitholder's common units is reduced to zero). Accordingly, treatment of us as a corporation would materially reduce a unitholder's cash flow and after-tax return and, thus, would likely substantially reduce the value of our common units.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Akin Gump Strauss Hauer & Feld LLP that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who have become our limited partners will be treated as our partners for U.S. federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications and are awaiting admission as limited partners; and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units;

will be treated as our partners for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units unless our common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units for federal income tax purposes. See "—Treatment of Short Sales."

        Unitholders are urged to consult their own tax advisors with respect to the consequences of holding our common units for federal income tax purposes.

        The following discussion assumes that a unitholder is treated as one of our partners.

Flow-through of Taxable Income

        A partnership is not subject to federal income tax, but is required to file a partnership information tax return each year. Each unitholder will be required to take into account, in computing the unitholder's income tax liability, the unitholder's allocable share (as determined by the partnership and reported to holders on Schedule K-1 to Form 1065) of all items of our net profits, losses, credits and items of tax preference for any of our taxable years ending within or with the taxable year of the unitholder without regard to whether the unitholder has received or will receive any cash distributions from us. Thus, a unitholder may be subject to tax if we have net income even though no corresponding cash distribution has been made. Our taxable year is the calendar year.

Treatment of Partnership Distributions

        Except as described below, our distributions to a unitholder generally will not be taxable to that unitholder unless such distributions exceed the unitholder's tax basis in its common units, in which case the unitholder will generally recognize gain taxable in the manner described below under "—Disposition of Common Units." Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease that unitholder's share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash.

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may result in ordinary income to a unitholder, regardless of the tax basis in that unitholder's common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and substantially appreciated "inventory items," both as defined in Section 751 of the Code and collectively referred to as "Section 751 Assets." To the extent of such reduction, the unitholder will be treated as having been distributed that unitholder's proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that unitholder. This deemed exchange will result in the unitholder's recognition of ordinary income which will equal the excess of:

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  the non-pro rata portion of that distribution; over

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  the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

        A unitholder will have an initial tax basis for its common units equal to the amount that it paid for our common units, plus that unitholder's allocable share of our nonrecourse liabilities. That basis will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, and any decreases in the unitholder's share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner's combined interests.

Limitations on Deductibility of Partnership Losses

        The deduction by a unitholder of that unitholder's share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its common units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that our distributions cause that unitholder's "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or "at risk" amount, whichever is the limiting factor, subsequently increases. Upon a taxable disposition of our common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the "at risk" or basis limitations would no longer be used, and will not be available to offset a unitholder's salary or active business income.

        Subject to each unitholder's specific tax situation, a unitholder will be "at risk" to the extent of its tax basis in its common units, reduced by (1) any portion of that basis attributable to that unitholder's share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold such unitholder's common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder's "at risk" amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that unitholder's share of our nonrecourse liabilities.

        The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the "at risk" rules and the basis limitation.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is limited to the amount of such taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry common units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Allocation of Partnership Income, Gain, Loss and Deduction

        If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the unitholders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the unitholders or a disproportionate distribution is made to a unitholder of our common units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of property contributed to us and at the time of any subsequent offering of our common units, or a Book-Tax Disparity As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interest in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the partner allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner's relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder could file a claim for credit or refund.

Treatment of Short Sales

        A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, such unitholder would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of such distributions would appear to be treated as ordinary income.

        Because there is no direct or indirect controlling authority on the treatment of a unitholder whose common units are loaned to a short seller, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a short sale with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their common units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We have made the election permitted by Section 754 of the Code (a "Section 754 election") that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment applies only to a person who purchases common units from a unitholder of common units (including a person who purchases the common units offered pursuant to this registration statement) and not pursuant to a person who purchases common units directly from us.

The effect of the Section 743(b) adjustment to a person buying the common units offered herein will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase.

        The calculations that are required to determine a Section 743(b) adjustment are complex because common units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in "book" and tax basis of recovery property to the unitholder of such common units be depreciated over the remaining recovery period of that property, but Treasury regulation Section 1.167(c)-1(a)(6) may require that any such difference in "book" and tax basis of other property be depreciated over a different period. In addition, the unitholder of common units other than a unitholder who purchased such common units, pursuant to an initial offering by us, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in "book" and tax basis applies but to which the unitholder of a common unit that is sold in an initial offering will not be entitled.

        Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of our common units to a purchaser of such common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of common units from the date of purchase and the amount that is paid therefore even if that position is not consistent with the Treasury regulations.

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the "book" and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if common units held by the public other than those that are sold in an initial offering by us are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in "book" and tax basis, we may also take a position that results in lower annual deductions to some or all of our holders than might otherwise be available. Akin Gump Strauss Hauer & Feld LLP has not opined as to the validity of any position that is described in this paragraph because there is no clear applicable authority.

        A Section 754 election is advantageous if the tax basis in a transferee's common units is higher than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee's depreciation and amortization deductions and the transferee's share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units may be allocated more income than that purchaser would have been allocated had the election not been revoked.

Tax Treatment of Our Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that that it will be required to include in income for its taxable year that its share of more than one year of our income, gain, loss and deduction. See "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial Tax Basis, Depreciation and Amortization

        We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that unitholder's interest in us. See "—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incurred in offering and selling our common units or syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property received plus such unitholder's share of our nonrecourse liabilities with respect to the common units sold. Because the amount realized includes such unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of common units which decreased a unitholder's tax basis in such common units will, in effect, become taxable income if our common units are sold at a price greater than the unitholder's tax basis in such common units, even if the price is less than that unitholder's original cost.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of common units held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture or our "inventory items," regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of our common units and may be recognized even if there is a net taxable loss realized on the sale of our common units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset capital gains and in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of common units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units. Thus, according to the ruling discussed in the paragraph above, a unitholder of common units will be unable to select high or low basis common units to sell, but, under the Treasury regulations, it may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult that unitholder's tax advisor as to the possible consequences of this ruling and application of the regulations.

        The Code treats a taxpayer as having sold a partnership interest, such as our common units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets will be allocated among the holders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most of the publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests vary during a taxable period, to conform to a method permitted under future Treasury regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or exchanges common units is generally required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements. A unitholder who fails to inform us of a transfer of its common units in accordance with the rules described above may be liable for penalties.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of common units and other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of such filing positions.

        A unitholder's basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Common Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, Non-U.S. Unitholders) and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our common units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business, or effectively connected income, and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which sets forth each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will use various accounting and reporting positions, some of which have been mentioned in the previous discussion, to determine the each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the holders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder's federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  a statement regarding whether the beneficial owner is:

  •
  a non-U.S. person;

  •
  a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  (c)
  the amount and description of common units acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

        Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

State, Local And Other Tax Consequences

        In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on that unitholder's investment in common units. We currently conduct business in 50 states and Puerto Rico. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, does not relieve the non-resident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of that unitholder's investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

 INVESTMENT IN US BY BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans or tax deferred annuities established or maintained by an employer or employee organization, individual retirement accounts, and entities whose underlying assets are deemed under ERISA to include "plan assets" of any such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing document and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the employee benefit plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (2)
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

        We believe our assets should not be considered "plan assets" under these regulations because the investment will satisfy the requirements in (1) and (2) above.

        The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Employee benefit plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the excise taxes and other penalties and liabilities that may be imposed on persons who engage in prohibited transactions or other violations.

        Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (within the meaning of Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Internal Revenue Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Internal Revenue Code. Fiduciaries of any such plans should consult with their counsel before acquiring our common units.

 PLAN OF DISTRIBUTION

        We may sell the common units from time to time pursuant to any one or more of the following methods:

  •
  underwritten public offerings;

  •
  a block trade, which may involve crosses, in which the broker or dealer so engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the settlement of short sales;

  •
  directly to purchasers or to a single purchaser; and

  •
  privately negotiated transactions.

        The applicable prospectus supplement with respect to a particular offering will describe the terms of the offering, including:

  •
  the name or names of any underwriters, and if required, dealers of agents;

  •
  the purchase price of the common units and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed paid to dealers; and

  •
  any securities exchange or market on which the common units may be listed.

        We may solicit directly offers to purchase the common units being offered by this prospectus. We may also designate agents to solicit offers to purchase the common units from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common units. Direct sales may be made at a discount to prevailing market prices.

        If we utilize a dealer in the sale of the common units being offered by this prospectus, we will sell the common units to the dealer, as principal. The dealer may then resell the common units to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the common units being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common units to the public. In connection with the sale of the common units, we, or the purchasers of common units for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common units to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common units may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the common units may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        To facilitate the offering of common units, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. This may include over-allotments or short sales of the common units, which involve the sale by persons participating in the offering of more common units than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common units by bidding for or purchasing common units in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common units sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common units at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

 WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

        Because our common units are traded on the New York Stock Exchange, we also provide our SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

        In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

Incorporation of Documents by Reference

        We filed with the SEC a registration statement on Form S-3 with respect to the common units offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        We are "incorporating by reference" in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas Partners Finance Corp., Ferrellgas, L.P. or Ferrellgas Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

  •
  the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the fiscal year ended July 31, 2014, as filed with the SEC on September 29, 2014;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended October 31, 2014, as filed with the SEC on December 10, 2014;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended January 31, 2015, as filed with the SEC on March 11, 2015;

  •
  the Current Reports on Form 8-K of Ferrellgas Partners, L.P., as filed with the SEC on January 28, 2015 and June 1, 2015 (two reports);

  •
  the description of Ferrellgas Partners' common units in its registration statement on Form 8-A/A of Ferrellgas Partners, L.P., as filed with the SEC on February 18, 2003, and any amendments or reports filed to update the description; and

  •
  all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the common units offered by this prospectus.

        If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1500

LEGAL MATTERS

        Particular legal matters related to the common units described in this prospectus have been or will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, including the validity of the common units described in the prospectus.

EXPERTS

        The consolidated financial statements, schedules, and management's assessment of the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and subsidiaries as of and for the years ended July 31, 2013 and 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements, and the related consolidated financial statement schedules, of Ferrellgas Partners, L.P. and subsidiaries for the year ended July 31, 2012, incorporated in this prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10 K for the fiscal year ended July 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2014 and 2013, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2012 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of James, Hardy, Haley CPA, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated herein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use or are preceded by words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of future performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  that we will continue to have sufficient access to capital markets at yields acceptable to us to support our expected growth expenditures and refinancing of debt maturities;

  •
  that we and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

  •
  that our future capital expenditures and working capital needs will be provided by a combination of cash generated from future operations, existing cash balances, the secured credit facility or the accounts receivable securitization facility.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 and in our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2015, each of which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014, which is incorporated by reference in this prospectus. See "Where You Can Find More Information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions. We undertake no obligation to update any forward-looking statements after distribution of this prospectus.

        In addition, the classification of Ferrellgas Partners as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. See the section in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 entitled "Item 1A. Risk Factors—Tax Risks." The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee. Ferrellgas Partners, L.P. will bear all such costs and expenses.

SEC registration fee	$	*
Accounting fees and expenses		**
Legal fees and expenses		**
Printing and engraving expenses		**
Transfer agent and registrar fees		**
Listing fees		**
Miscellaneous		**

Total	$	**

*
Under Rules 456(b) and 457(r), the Securities and Exchange Commission registration fee will be paid at the time of any particular offering of common units under the registration statement, and is therefore not currently determinable.

**
These fees are calculated based on the number of issuances and amount of common units offered and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers

        Ferrellgas Partners, L.P. does not have any employees, officers or directors. It is managed and operated by the employees, officers and directors of its general partner, Ferrellgas, Inc.

        The partnership agreement of Ferrellgas Partners, L.P. provides that Ferrellgas Partners, L.P., subject to any limitations expressly provided in its partnership agreement, shall indemnify and hold harmless particular persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as:

  •
  the general partner, a former general partner, or any of their affiliates;

  •
  an officer, director, employee, partner, agent or trustee of the partnership, the general partner, any former general partner, or any of their affiliates; or

  •
  a person or entity serving at the request of the partnership in another entity in a similar capacity.

        This indemnification is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of the assets of the partnership; our general partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any monies or property to the partnership to enable it to effectuate such indemnification. In no event may an Indemnitee subject the limited partners of the partnership to personal liability by reason of being entitled to indemnification.

        To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to indemnification.

        The indemnification provided by the partnership agreement of Ferrellgas Partners, L.P. shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding partnership units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as:

  •
  the general partner, a former general partner, or any of their affiliates;

  •
  an officer, director, employee, partner, agent or trustee of the partnership, the general partner, any former general partner, or any of their affiliates; or

  •
  a person or entity serving at the request of the partnership in another entity in a similar capacity,

and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        We have, to the extent commercially reasonable, purchased and currently maintain (or reimburse our general partner or its affiliates for the cost of) insurance, on behalf of our general partner and such other persons or entities as our general partner has determined, including particular other Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such person or entity in connection with the partnership's activities, regardless of whether the partnership would have the power to indemnify such person or entity against such liability under the provisions of the partnership agreement.

        The partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the partnership also imposes duties on, otherwise involves services by, it to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to the applicable law shall constitute "fines" subject to indemnification. Action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the partnership.

        An Indemnitee shall not be denied indemnification by the partnership, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was otherwise permitted by the terms of the partnership agreement. Notwithstanding anything to the contrary set forth in the partnership agreement, no Indemnitee shall be liable for monetary damages to the partnership, the limited partners, their assignees or any other persons or entities who have acquired partnership interests in the partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, our general partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith.

        Ferrellgas Partners, L.P. and Ferrellgas, L.P. have also entered into indemnification agreements with all of the directors and officers of Ferrellgas, Inc. For a description of that agreement, see Ferrellgas, Inc.'s obligations below, which are the same for Ferrellgas Partners, L.P. and Ferrellgas, L.P.

Ferrellgas, Inc.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        The Certificate of Incorporation of Ferrellgas, Inc. (the "FGI Certificate of Incorporation") provides that the Indemnitee will be indemnified and held harmless by Ferrellgas, Inc. to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits Ferrellgas, Inc. to provide broader indemnification rights). If Ferrellgas, Inc. fails to make an indemnification payment within 30 days after such payment is claimed by Indemnitee, Indemnitee is permitted to bring suit against the corporation to recover the unpaid amount of the claim.

        Furthermore, the FGI Certificate of Incorporation provides that directors of Ferrellgas, Inc. are not personally liable to Ferrellgas, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Ferrellgas, Inc. or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The bylaws of Ferrellgas, Inc. provide that Ferrellgas, Inc. is obligated to indemnify each and every officer and director of Ferrellgas, Inc. to the fullest extent permitted by law provided that the officer or director has met the standard of conduct applicable by law which entitles such director or officer to such indemnification. Such determination shall be made:

  •
  by a majority vote of the board of directors of Ferrellgas, Inc. who are not parties to such action, suit or proceeding, even though less than a quorum;

  •
  by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

  •
  if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion; or

  •
  by the stockholders of Ferrellgas, Inc.

        Furthermore, the bylaws provide that expenses, actually and reasonably incurred, shall be advanced prior to the final disposition of the action, suit or proceeding, provided that the person undertakes to repay the amount advanced if it is ultimately determined that such officer or director is not entitled to indemnification for such expenses.

        Ferrellgas, Inc. has also entered into indemnification agreements with all of its directors and officers. Pursuant to these indemnification agreements, Ferrellgas, Inc. has contractually agreed to indemnify these officers and directors generally in accordance with the indemnification terms and provisions set forth in the DGCL and the FGI Certificate of Incorporation, as amended, and bylaws of Ferrellgas, Inc. The indemnification agreements require Ferrellgas, Inc., among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of Ferrellgas, Inc., or at the request of Ferrellgas, Inc. as a director, officer, employee, agent or fiduciary (including trustee) of Ferrellgas Partners, L.P., Ferrellgas, L.P. and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

        None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders, unitholders or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee's, or other applicable person's, official capacity with the partnership or Ferrellgas, Inc. and as to action in another capacity while holding such office, and shall continue after the Indemnitee, or other applicable person, has ceased to be an officer or director of the partnership or Ferrellgas, Inc., and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee, or other applicable person.

Item 16.    Exhibits

Exhibit Number	Description
**1.1	Form of Underwriting Agreement.
3.1
Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of February 18, 2003. Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
3.2
First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of March 8, 2005. Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 filed March 6, 2009.
3.3
Second Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 29, 2005. Incorporated by reference to Exhibit 3.3 to our registration statement on Form S-3 filed March 6, 2009.
3.4
Third Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of October 11, 2006. Incorporated by reference to Exhibit 3.4 to our registration statement on Form S-3 filed March 6, 2009.
4.1
Specimen Certificate evidencing Common Units representing Limited Partner Interests. Incorporated by reference to Exhibit A of Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
*5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the common units registered hereby.
*8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to tax matters.

Exhibit Number	Description
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of KPMG LLP.
*23.4	Consent of James, Hardy, Haley CPA.
*23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibits 5.1 and 8.1 herewith).

*
Filed herewith.

**
To be filed as an exhibit to a Current Report on Form 8-K or post-effective amendment to this registration statement on Form S-3.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on June 1, 2015.

FERRELLGAS PARTNERS, L.P.
By:	FERRELLGAS, INC., its general partner
By:	/s/ STEPHEN L. WAMBOLD Stephen L. Wambold Chief Executive Officer and President

        Each person whose signature appears below hereby constitutes and appoints Alan C. Heitmann and Trent Hampton, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, any supplements or post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES E. FERRELL James E. Ferrell	Chairman of the Board of Directors	June 1, 2015
/s/ PAMELA A. BREUCKMANN Pamela A. Breuckmann	Director of Ferrellgas, Inc.	May 28, 2015
/s/ DANIEL G. KAYE Daniel G. Kaye	Director of Ferrellgas, Inc.	May 28, 2015
/s/ A. ANDREW LEVISON A. Andrew Levison	Director of Ferrellgas, Inc.	June 1, 2015
/s/ JOHN R. LOWDEN John R. Lowden	Director of Ferrellgas, Inc.	May 28, 2015

Signature	Title	Date

/s/ MICHAEL F. MORRISSEY Michael F. Morrissey	Director of Ferrellgas, Inc.	June 1, 2015
/s/ DAVID L. STARLING David L. Starling	Director of Ferrellgas, Inc.	June 1, 2015
/s/ STEPHEN L. WAMBOLD Stephen L. Wambold	Chief Executive Officer and President (Principal Executive Officer) and Director of Ferrellgas, Inc.	June 1, 2015
/s/ ALAN C. HEITMANN Alan C. Heitmann	Executive Vice President; Chief Financial Officer; Treasurer (Principal Financial and Accounting Officer) of Ferrellgas, Inc.	June 1, 2015

Exhibit Index

Exhibit Number	Description
**1.1	Form of Underwriting Agreement.
3.1
Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of February 18, 2003. Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
3.2
First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of March 8, 2005. Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 filed March 6, 2009.
3.3
Second Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 29, 2005. Incorporated by reference to Exhibit 3.3 to our registration statement on Form S-3 filed March 6, 2009.
3.4
Third Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of October 11, 2006. Incorporated by reference to Exhibit 3.4 to our registration statement on Form S-3 filed March 6, 2009.
4.1
Specimen Certificate evidencing Common Units representing Limited Partner Interests. Incorporated by reference to Exhibit A of Exhibit 3.1 to our registration statement on Form S-3 filed March 6, 2009.
*5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the common units registered hereby.
*8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to tax matters.
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of KPMG LLP.
*23.4	Consent of James, Hardy, Haley CPA.
*23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibits 5.1 and 8.1 herewith).

*
Filed herewith.

**
To be filed as an exhibit to a Current Report on Form 8-K or post-effective amendment to this registration statement on Form S-3.